Exhibit 99.1

Contact:	David J. Smith
(877) 4-VENTAS

VENTAS ANNOUNCES TENDER OFFERS FOR SENIOR NOTES

CHICAGO, IL (April 6, 2009) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) announced today that it has commenced tender offers to purchase for cash the outstanding senior notes listed in the table below (the “Senior Notes”) issued by Ventas’s operating partnership, Ventas Realty, Limited Partnership, and a wholly owned subsidiary, Ventas Capital Corporation, that will result in an aggregate purchase price (including the early tender premiums listed below) for all Senior Notes purchased not exceeding $310.0 million. The terms and conditions of each tender offer are described in the applicable Offer to Purchase and related Letter of Transmittal to be distributed to holders of Senior Notes.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Early Tender Premium Per $1,000 Principal Amount	Total Consideration Per $1,000 Principal Amount*
92276MAP0	6 3/4% Senior Notes due 2010	$102,076,000	1	$30.00	$1,034.25

92276MAD7	9% Senior Notes due 2012	$186,821,000	1	$30.00	$1,050.00

92276MAH8	6 5/8% Senior Notes due 2014	$175,000,000	2	$30.00	$952.75

92276MAK1	7 1/8% Senior Notes due 2015	$170,000,000	3	$30.00	$966.75

*	Includes the applicable early tender premium per $1,000 principal amount of Senior Notes for each series set forth in the table.

The amounts of each series of Senior Notes that are purchased in the applicable tender offers will be determined in accordance with the “Acceptance Priority Level” (in numerical priority order) as set forth in the table above, subject to the maximum aggregate purchase price of all Senior Notes of $310.0 million (the “Maximum Purchase Price”). Subject to the terms and conditions of the applicable tender offers, the Company will accept for purchase any and all Senior Notes with an Acceptance Priority Level of “1” (the “First Priority Notes”) that are validly tendered and not validly withdrawn. The Company will accept for purchase Senior Notes that are not First Priority Notes in order of Acceptance Priority Level up to an aggregate purchase price that, together with the aggregate purchase price of the First Priority Notes accepted for purchase, is less than or equal to the Maximum Purchase Price. Senior Notes (other than First Priority Notes) that are validly tendered and not validly withdrawn may be subject to proration in the event that the tender offers are oversubscribed. None of the First Priority Notes will be subject to any proration. The Company may, subject to applicable law, increase or waive the Maximum Purchase Price, in its sole discretion.

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Ventas Announces Tender Offers for Senior Notes

April 6, 2009

Each tender offer will expire at 12:00 midnight New York City time, on May 1, 2009, unless extended or earlier terminated (such time and date, as the same may be extended with respect to any series of Senior Notes, the “Expiration Date”). Holders must validly tender their Senior Notes prior to 5:00 p.m., New York City time, on April 20, 2009 (the “Early Tender Date”), unless extended, in order to be eligible to receive the applicable total consideration specified in the table above. Holders who validly tender their Senior Notes after the Early Tender Date but prior to the Expiration Date and whose Senior Notes are accepted for purchase will receive the applicable tender offer consideration, namely the total consideration less the early tender premium of $30 per $1,000 principal amount of Senior Notes.

Payments of the applicable consideration for the Senior Notes validly tendered and not withdrawn on or prior to the Expiration Date and accepted for purchase will be made promptly after the Expiration Date. In addition to the applicable consideration, the Company will pay in cash accrued and unpaid interest on all validly tendered Senior Notes accepted for purchase in the tender offers up to, but not including, the payment date. The tender offers will not be conditioned upon any minimum number of Senior Notes being tendered. However, completion of the tender offers will be subject to certain conditions, including completion of the Company’s proposed offerings of common stock and senior notes due 2016, as more fully described in the applicable Offer to Purchase. The Company expects to use the net proceeds of those offerings, together with cash on hand and/or borrowings under our unsecured revolving credit facilities, to fund purchases of the Senior Notes pursuant to the tender offers.

Banc of America Securities LLC, BMO Capital Markets and KeyBanc Capital Markets are acting as the Dealer Managers for the tender offers. The Information Agent for the tender offers is Global Bondholder Services Corporation. Holders with questions regarding the tender offers should contact Banc of America Securities LLC, Liability Management Group at (888) 292-0070 (U.S. toll-free) and (646) 855-3401 (collect). Requests for copies of any Offer to Purchase or Letter of Transmittal should be directed to the Information Agent, Global Bondholder Services Corporation, at (866) 857-2200 (U.S. toll-free) and (212) 430-3774 (collect).

None of the Company, the Dealer Managers or the Information Agent is making any recommendations to holders of Senior Notes as to whether to tender or refrain from tendering their Senior Notes in the tender offers. Holders of Senior Notes must decide how many Senior Notes they will tender, if any.

This press release is for informational purposes only and does not constitute an offer to purchase nor the solicitation of an offer to sell the Senior Notes. Each tender offer is being made only pursuant to the tender offer documents, including the Offer to Purchase that the Company is distributing to holders of Senior Notes. The tender offers are not being made in any jurisdiction in which such offer, solicitation or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offers are required to be made by a licensed broker or dealer, they shall be deemed to be made by the Dealer Managers on behalf of the Company.

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Ventas Announces Tender Offers for Senior Notes

April 6, 2009

Ventas, Inc. is a leading healthcare real estate investment trust. Its diverse portfolio of properties located in 43 states and two Canadian provinces includes seniors housing communities, skilled nursing facilities, hospitals, medical office buildings and other properties. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s or its tenants’, operators’, managers’ or borrowers’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. These factors include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with the Company, including, in some cases, their obligations to indemnify, defend and hold harmless the Company from and against various claims, litigation and liabilities; (b) the ability of the Company’s operators, tenants, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (d) the nature and extent of future competition; (e) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (f) increases in the Company’s cost of borrowing as a result of changes in interest rates and other factors; (g) the ability of the Company’s operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients; (h) the results of litigation affecting the Company; (i) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, and the effect of those changes on the Company’s revenues and its ability to access the capital markets or other sources of funds; (j) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (k) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (l) final determination of the Company’s taxable net income for the year ended December 31, 2008 and for the year ending December 31, 2009; (m) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the Company’s tenants or in the event the Company exercises its right to replace an existing tenant upon default; (n) risks associated with the Company’s senior living operating portfolio, such as factors causing volatility in the Company’s operating income and earnings generated by its properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties; (o) the movement of U.S. and Canadian exchange rates; (p) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and the Company’s earnings; (q) the Company’s ability and the ability of its operators, tenants, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers; (r) the impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of the Company’s operators, tenants, borrowers and managers and the ability of the Company’s operators, tenants, borrowers and managers to accurately estimate the magnitude of those claims; (s) the ability and willingness of the lenders under the Company’s unsecured revolving credit

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Ventas Announces Tender Offers for Senior Notes

April 6, 2009

facilities to fund, in whole or in part, borrowing requests made by the Company from time to time; (t) the impact of market or issuer events on the liquidity or value of the Company’s investments in marketable securities; and (u) the impact of any financial, accounting, legal or regulatory issues that may affect the Company’s major tenants, operators or managers. Many of these factors are beyond the control of the Company and its management.

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